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                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549

                                    SCHEDULE 13G/A

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  (AMENDMENT NO. 2)


                                  THRUSTMASTER, INC.
                       ----------------------------------------
                                   (Name of Issuer)

                         COMMON STOCK, NO PAR VALUE PER SHARE
             ------------------------------------------------------------
                            (Title of Class of Securities)

                                       8860271
                       ----------------------------------------
                        (CUSIP Number of Class of Securities)



                                  Page 1 of 3 Pages

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--------------------------------------------------------------------------------

 CUSIP NO.                     SCHEDULE 13G            Page 2 of 3 Pages
 8860271
--------------------------------------------------------------------------------

 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Milton R. Smith
--------------------------------------------------------------------------------

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  /  /
                                                                 (b)  /  /
--------------------------------------------------------------------------------

 3     SEC USE ONLY


--------------------------------------------------------------------------------

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States citizen
--------------------------------------------------------------------------------
               5     SOLE VOTING POWER

                     326,000(1)
 NUMBER OF    ------------------------------------------------------------------
 SHARES        6     SHARED VOTING POWER
 BENEFICIALLY
 OWNED BY            0
 EACH         ------------------------------------------------------------------
 REPORTING     7     SOLE DISPOSITIVE POWER
 PERSON
 WITH                393,980
              ------------------------------------------------------------------
               8     SHARED DISPOSITIVE POWER
                     0
--------------------------------------------------------------------------------

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       393,980
--------------------------------------------------------------------------------

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  / /

--------------------------------------------------------------------------------

 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        9.0%
--------------------------------------------------------------------------------

 12    TYPE OF REPORTING PERSON
       IN
--------------------------------------------------------------------------------



-------------------------

     (1) As of December 31, 1997; does not include then exercisable option to purchase 67,980 shares.


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ITEM 4.  OWNERSHIP.

     The following describes the ownership of Common Stock by Milton R. Smith as of December 31, 1997:

     (a)  Amount beneficially owned:  393,980
     (b)  Percent of class: 9.0%
     (c)  Number of shares as to which such person has:

            (i)  Sole power to vote or direct the vote:  326,000
           (ii)  Shared power to vote or to direct the vote:  0
          (iii)  Sole power to dispose or to direct the disposition of:  393,980
           (iv)  Shared power to dispose or to direct the disposition of: 0


                                      SIGNATURE

     After reasonable inquiry and to best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Date:     February 12, 1998

                                        /s/Milton R. Smith
                                        ----------------------------------------
                                        Milton R. Smith


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